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                                                                  EXHIBIT 3.1(a)


          1. Designation and Amount: Fractional Shares. The designation for such series of the Preferred Stock authorized by this resolution shall be the 7% Cumulative Convertible Preferred Stock, without par value, with a stated value of $16.50 per share (the "7% Preferred Stock"). The stated value per share of 7% Preferred Stock shall not for any purpose be considered to be a determination by the Board of Directors with respect to the capital and surplus of the Corporation. The maximum number of shares of 7% Preferred Stock shall be 3,030,303. The 7% Preferred Stock is issuable in whole shares only.

          2. Dividends. Holders of shares of 7% Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of assets of the Corporation legally available for payment, cash dividends payable annually at the rate of 7% per annum. Dividends on the 7% Preferred Stock will be payable annually on August 4 (the "dividend payment date"). Dividends on shares of the 7% Preferred Stock will be cumulative from the date of initial issuance of such shares of 7% Preferred Stock. Dividends will be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. The amount of dividends payable for the initial dividend period or any period shorter or longer than a full dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months. No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in paragraph 8(b) below) with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the 7% Preferred Stock, like dividends for all dividend payment periods of the 7% Preferred Stock ending on or before the dividend payment date of such Parity Preferred Stock, ratably in proportion to the respective amounts of dividends
(x) accumulated and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the 7% Preferred Stock next preceding such dividend payment date, on the other hand.

          Except as set forth in the preceding sentence, unless full cumulative dividends on the 7% Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with 7% Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a parity with 7% Preferred Stock as to dividends to be redeemed, purchased or otherwise acquired for any consideration (or any
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payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the 7% Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment) by the Corporation; provided that any such junior stock or Parity Preferred Stock or the Common Stock may be converted into or exchanged for stock of the Corporation ranking junior to the 7% Preferred
Stock as to dividends, and, provided, further, that any such junior stock or Parity Preferred Stock or the Common Stock may be purchased by the Corporation pursuant to Article 8 of the Articles of Incorporation to preserve the Corporation's status as a real estate investment trust.

          3. Liquidation Preference. The shares of 7% Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of Common Stock and any other class of stock of the Corporation ranking junior to the 7% Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the 7% Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such junior stock, an amount equal to $16.50 per share (the "Liquidation Preference" of a share of 7% Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 7% Preferred Stock to the date of distribution. The holders of the 7% Preferred Stock will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of stock of the Corporation ranking senior to the 7% Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Preference and such dividends, the holders of shares of 7% Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.
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                                       3

          4.    Conversion.   The holders of shares of 7% Preferred Stock
shall have the right, at their option, to convert shares of 7% Preferred Stock into shares of Common Stock at any time after the fifth anniversary of the date of initial issuance of the 7% Preferred Stock, on and subject to the following terms and conditions:

          (a) The shares of 7% Preferred Stock shall be convertible at the office of any transfer agent for the 7% Preferred Stock, and at such other office or offices, if any as the Board of Directors may designate, into fully paid and nonassessable' shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock. at the conversion price, determined as hereafter provided, in effect at the time of conversion, each share of 7% Preferred Stock being taken at $16.50 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (the "conversion price") shall be initially $16.50 per share of Common Stock. The conversion price shall be adjusted as provided in paragraph (d) below.

          (b) In order to convert shares of the 7 % Preferred Stock into Common Stock, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at said office that such holder elects 10 convert such shares. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of 7% Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon such conversion. Shares of the 7% Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing. provisions (the "conversion date"), and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the "record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a cash payment in lieu of any fraction of any share, as hereinafter provided, to the person or persons entitled to receive the same.


          (c) No fractional shares of Common Stock shall be issued upon conversion of shares of 7% Preferred Stock, but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of 7% Preferred Stock surrendered for conversion at one time by the same holder, the Corporation shall pay in cash as an adjustment of such fraction an amount equal to the same fraction of the Closing Price (as defined below) on the date on which such shares of the 7% Preferred Stock were duly surrendered for conversion, or, if such date is not a Trading Date (as defined below), on the next Trading Date.
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                                       4

          (d) The conversion price shall be adjusted from time to time as follows:

               (1) In case the Corporation shall (i) pay a dividend or make a distribution on its outstanding shares of Common Stock in Common Stock, (ii) subdivide or split its outstanding shares of Common Stock into a larger number of shares by reclassification or otherwise,
          (iii) combine its outstanding shares of Common Stock into a smaller number of shares by reclassification or otherwise, or (iv) issue any shares of Common Stock by reclassification, the conversion price in effect at the time of the record date for such dividend or distribution or other effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of 7% Preferred Stock surrendered for conversion after such time shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such shares of the 7% Preferred Stock been converted immediately prior to such time (assuming, for this purpose, convertibility regardless of whether five years have elapsed since the date of initial issuance of the 7% Preferred Stock).

               (2) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in clause (4) below) on the record date mentioned below, the conversion price shall be adjusted upon the exercise of such warrants or rights (such adjustment to be computed as of the close of business on the last Trading Date of each week) so that the same shall equal the price determined by multiplying the conversion price then in effect by a fraction, of which the numerator shall be the number of shares of Common Stock then outstanding plus the number of shares of Common Stock which the aggregate exercise price of such warrants or rights exercised would purchase at such current market price and of which the denominator shall be the number of shares of Common Stock then outstanding plus the number of additional shares of Common Stock issued upon the exercise of such warrants or rights. Such adjustment shall become effective at the opening of business on the business day next following the computation thereof.

               (3) In case the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash or stock dividends or distributions and dividends referred to in clause (1) above) or rights or warrants to subscribe for or purchase securities of the Corporation or any of its subsidiaries (other than shares of Common Stock referred to in clause (2) above), then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion
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          price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in clause (4) below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness or rights or warrants so distributed applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such distribution.

               (4)  For the purpose of any computation under clause (1), (2) or
          (3) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the 30 consecutive Trading Dates commencing not more than 45 Trading Dates before the day in question, such 30 consecutive Trading Date period to be specified by the Board of Directors prior to the commencement of 45 Trading Dates before the day in question, or in the event the Board of Directors fails to specify such 30 consecutive Trading Dates, such 30 consecutive Trading Dates shall be deemed to have commenced on the 40th Trading Date before the day in question.

               (5)  No adjustment in the conversion price pursuant to this
          Section 4 shall be required unless (i) such adjustment would require an increase or decrease of at least 1% in such price; provided that any adjustment which by reason of this paragraph (d)(5) is not required to be made shall be carried forward and taken into account in any subsequent adjustment and will be made not more than three years after the time it would have been made but for the provisions of this paragraph (d)(5); provided, further, that, at the time of any adjustment, such adjustment shall include all adjustments to the date thereof then being carried forward. All calculations under this
          Section 4 shall be made to the nearest 1/100 of a cent or to the nearest 1/100 of a share, as the case may be.

          (e) In case of any consolidation or merger of the Corporation with or into another corporation or in the case of any sale or conveyance to another corporation (other than a wholly-owned subsidiary of the Corporation) of all or substantially all of the property and assets of the Corporation, the holder of a share of the 7% Preferred Stock shall have the right thereafter, subject to the first sentence of this Section 4, to convert such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of 7%
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     Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or conveyance (assuming, for this purpose, convertibility regardless of whether five years have elapsed since the date of initial issuance of the 7% Preferred Stock) and shall have no other conversion rights with regard to such share of 7% Preferred Stock. In the event of such a consolidation, merger, sale or conveyance, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of the 7% Preferred Stock which shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of the 7% Preferred Stock. In case securities or properties other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or properties.

          (f)  Whenever the conversion price is adjusted as herein provided:

               (1) the Corporation shall compute the adjusted conversion price in accordance with this Section 4 and shall prepare a certificate signed by the President or one of the Vice Presidents and the Treasurer or one of the Assistant Treasurers of the Corporation setting forth the adjusted conversion price. and such certificate shall forthwith be filed with the transfer agent or agents for the 7% Preferred Stock; and

               (2) a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price shall, as soon as practicable, be mailed to the holders of record of the outstanding shares of 7% Preferred Stock.

          (g) In case at any time after the fifth anniversary of the date of initial issuance of the 7% Preferred Stock:

               (1) the corporation shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of profits or surplus; or

               (2) the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or series or of any other rights; or

               (3) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party
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          and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the property and assets of the Corporation, or of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

     then the Corporation shall cause to be mailed to the transfer agent or agents for the 7% Preferred Stock and to the holders of record of the outstanding shares of 7% Preferred Stock, at least 20 days (or 10 days in any case specified in clause (1) or (2) above) prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

          (h) The Corporation shall at times reserve and keep available, free from preemptive rights, out of its authorized but issued Common Stock, for the purpose of effecting the conversion of the shares of the 7% Preferred Stock. the full number of shares of Common Stock then deliverable upon the conversion of all shares of 7% Preferred Stock then outstanding.

          (i) The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of 7% Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of 7% Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (j) For the purpose of this Section 4 the term "Common Stock" shall include any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and which is not subject to redemption by the Corporation. However, shares issuable on conversion of shares of the 7% Preferred Stock shall include only shares of Common Stock as such Common Stock exists on the date of this Certificate or shares of any class or classes resulting
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     from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bear to total number of shares of all such classes resulting from all such reclassifications.

          (k) As used in this Section 4, the term "Closing Price" on any day shall mean the reported last sales price on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in each case on the Frankfurt Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal securities exchange on which the Common Stock is listed or admitted to trading on which prices are quoted in U.S. dollars, or, if not listed or admitted to trading on any such securities exchange, the average of the closing bid and asked prices as furnished in U.S. dollars by any broker/dealer selected from time to time by the file Board of Directors for that purpose; and the term "Trading Date" shall mean a date on which the Frankfurt Stock Exchange or other applicable securities market used for determining the Closing Price is open for the transaction of business.

          5. Voting Rights. The holders of shares of Cumulative Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Nevada, and except as follows:

          (a) Whenever, at any time or times, dividends payable on the shares of 7% Preferred Stock or on any Parity Preferred Stock with respect to payment of dividends, shall be in arrears for an aggregate number of days equal to six calendar quarters or more, whether or not consecutive, the holders of the outstanding shares of 7% Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of stock upon which like voting rights have been conferred and are exercisable (voting together as a class), to elect two of the authorized number of members of the Board of Directors at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders until such arrearages have been paid or set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to reinvesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of 7% Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of shares of 7% Preferred Stock shall terminate immediately.
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     Any director who shall have been elected pursuant to this paragraph may be removed at any time, either with or without cause. Any vacancy thereby created may be filed only by the affirmative vote of the holders of shares of 7% Preferred Stock voting separately as a class (together with the holders of shares of any other class or series of stock upon which like voting rights have been conferred and are exercisable). If the office of any director elected by the holders of shares of 7% Preferred Stock voting as a class becomes vacant for any reason other than removal from office as aforesaid, the remaining director elected pursuant to this paragraph may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of 7% Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other class or series of preferred stock having like voting rights being entitled to such number of votes, if any, for each share of such stock held as may be granted to

          (b) So long as any shares of 7% Preferred Stock remain outstanding, tile consent of the holders of at least two-thirds of the shares of 7% Preferred Stock outstanding at the time and all other classes or series of stock upon which like voting fights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

               (i) the issuance or increase of the authorized amount of any class or series of shares ranging prior (as that term is defined in paragraph 8(a) hereof") to the shares of the 7% Preferred Stock; or

               (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles of Incorporation, (including axis resolution or any provision hereof) that would materially and adversely affect any power, preference, or special right of the shares of 7% Preferred Stock or of the holders thereof;

          provided, however, that any increase in the amount of authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock, in each case ranking on a parity with or junior to the shares of 7% Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.
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     6.   Authorization and Issuance of Other Securities. No consent of the holders of the 7% Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation (b) the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation not ranking prior as to dividends or upon liquidation, dissolution or winding up to the 7% Preferred Stock or (c) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof or in any other terms thereof.

     7. Amendment of Resolution. The Board of Directors reserves the right by subsequent amendment of this resolution from time to time to increase or decrease the number of share that constitute the 7% Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution and the Articles of Incorporation.

     8.   Rank.     For the purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

          (a) prior to shares of the 7% Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the 7% Preferred Stock;

          (b) on a parity with shares of the 7% Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend payment dates, or redemption or liquidation prices per share thereof, be different from those of the 7% Preferred Stock, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of 7% Preferred Stock (the term "Parity Preferred Stock" being used to refer to any stock on a parity with the shares of 7% Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

          (c) junior to shares of the 7% Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class shall be Common Stock or if the holders of the 7% Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes.